Exhibit B

BYLAWS

of

MassMutual Select Funds

MassMutual Premier Funds

MML Series Investment Fund

MML Series Investment Fund II

Dated as of January 5, 2012

ARTICLE 1

Agreement and Declaration of Trust and Principal Office

1.1 Agreement and Declaration of Trust. These Bylaws shall be subject to the Agreements and Declaration of Trust, each as amended or restated from time to time (each a “Declaration of Trust”), of the MassMutual Select Funds, MassMutual Premier Funds, MML Series Investment Fund, and MML Series Investment Fund II (each a “Trust” and together, the “Trusts”). Capitalized terms used in these Bylaws and not otherwise defined herein shall have the meanings given to such terms in the Declarations of Trust.

1.2 Principal Office of the Trusts. A principal office of each Trust shall be located in Springfield, Massachusetts. Each Trust may have other principal offices within or without the Commonwealth of Massachusetts as the Trustees may determine or as they may authorize.

ARTICLE 2

Meetings of Trustees

2.1 Regular Meetings. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees.

2.2 Special Meetings. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the Chairperson of the Trustees (if any), the President, or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

2.3 Notice. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail or courier at least forty-eight hours, or by telegram, telex, or telecopy or other electronic transmission method (including e-mail) at least twenty-four hours, before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her, before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Except as required by law, neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4 Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice to any Trustee who was present at the time of such adjournment; notice of the time and place of any adjourned session of such meeting shall, however, be given in the manner provided in Section 2.3 of these Bylaws to each Trustee who was not present at the time of such adjournment.

2.5 Action by Vote. When a quorum is present at any meeting, a majority of Trustees present may take any action, except when a larger vote is expressly required by law, by the applicable Declaration of Trust or by these Bylaws.

2.6 Action by Writing. Except as required by law, any action required or permitted to be taken at any meeting of the Trustees may be taken without a meeting if a majority of the Trustees (or such larger proportion thereof as shall be required by any express provision of the applicable Declaration of Trust or these Bylaws) consent to the action in writing and such written consents are filed with the records of the meetings of the Trustees. The Trustees may execute and deliver such consents by means of electronic, telecommunication, computerized, or other similar means (including by means of electronic voting, email, and facsimile), unless the Trustees otherwise determine. Such consent shall be treated for all purposes as a vote taken at a meeting of Trustees.

2.7 Presence through Communications Equipment. Except as required by law, the Trustees may participate in a meeting of Trustees by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at a meeting.

ARTICLE 3

Officers and Chairpersons of the Trustees

3.1 Enumeration; Qualification. The officers of each Trust shall be a President, a Treasurer, a Secretary, and such other officers, if any, as the Trustees from time to time may in their discretion elect. Each Trust may also have such agents as the Trustees from time to time may in their discretion appoint. A Chairperson and/or a Vice Chairperson of the Board may be elected, each of whom shall be a Trustee and may but need not be a Shareholder. Any officer may but need not be a Trustee or a Shareholder. Any two or more offices may be held by the same person.

3.2 Chairperson of the Trustees. The Trustees may elect a Chairperson, who shall serve on behalf of the Trustees, but who shall not be an officer of the applicable Trust. Any Chairperson of the Trustees shall be elected by a majority of the Trustees, unless a greater or different vote is required by applicable law. The powers and the duties of the Chairperson of the Trustees shall include any and all such powers and duties relating to the operations of the Trustees as, from time to time, may be conferred upon or assigned to such office by the Trustees or as may be required by law, provided that the Chairperson of the Trustees shall have no individual authority to act for a Trust as an officer of such Trust. In carrying out the responsibilities and duties of the office, the Chairperson of the Trustees may seek assistance and input from other Trustees or Committees of the Trustees, officers of the applicable Trust and the applicable Trust’s investment adviser(s) and other service providers, as deemed necessary or appropriate. Except as the Trustees shall otherwise determine, the Chairperson shall preside at all meetings of the Shareholders and of the Trustees.

3.3 Election. The President, the Treasurer, and the Secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any office may be filled at any time.

3.4 Tenure. The President, the Treasurer, and the Secretary and such other officers as the Trustees may in their discretion from time to time elect shall each be elected by the Trustees to serve until his or her successor is elected and qualified, or until he or she sooner dies, resigns, is removed, or becomes disqualified. Each officer, and the Chairperson and any Vice Chairperson, shall hold office and each agent of a Trust shall retain authority at the pleasure of the Trustees.

3.5 Powers. Subject to the other provisions of these Bylaws, each officer shall have, in addition to the duties and powers herein and in the applicable Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if such Trust were organized as a Massachusetts business corporation and such other duties and powers as the Trustees may from time to time designate.

3.6 President; Vice President. The President shall be the chief executive officer, and shall, subject to the control of the Trustees, have general charge and supervision of the business of the applicable Trust. Any Vice President shall have such duties and powers as may be designated from time to time by the Trustees or the President.

3.7 Treasurer; Assistant Treasurer. The Treasurer shall be the chief financial and accounting officer of the applicable Trust, and shall, subject to the provisions of the applicable Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser, subadviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of such Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President. Any Assistant Treasurer shall have such duties and powers as may be designated from time to time by the Trustees or the President.

3.8 Secretary; Assistant Secretary. The Secretary shall record all proceedings of the Shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the applicable Trust. In the absence of the Secretary from any meeting of the Shareholders or Trustees, an Assistant Secretary, or if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books. Any Assistant Secretary shall have such duties and powers as may be designated from time to time by the Trustees or the President.

3.9 Resignations; Removal. Any officer may resign at any time by written instrument signed by him or her and delivered to the Chairperson of the Trustees, if any, the President or the Secretary, or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer, or the Chairperson or any Vice Chairperson, at any time with or without cause. Except to the extent expressly provided in a written agreement with a Trust, no officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4

Committees

4.1 Quorum; Voting. Except as provided below or as otherwise specifically provided in the resolutions constituting a Committee of the Trustees and providing for the conduct of its meetings, a majority of the members of any Committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a Committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority. Members of a Committee may participate in a meeting of such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

Except as specifically provided in the resolutions constituting a Committee of the Trustees and providing for the conduct of its meetings, Article 2, Section 2.3 of these Bylaws relating to special meetings shall govern the notice requirements for Committee meetings.

ARTICLE 5

Reports

5.1 General. The Trustees and officers shall render reports at the time and in the manner required by the applicable Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 6

Fiscal Year

6.1 General. Except as from time to time otherwise provided by the Trustees, the initial fiscal year of a Trust shall end on such date as is determined for such Trust in advance or in arrears by the Treasurer, and the subsequent fiscal years shall end on such date in subsequent years.

ARTICLE 7

Seal

7.1 General. The seal of each Trust shall, subject to alteration by the Trustees, consist of a flat-faced die with the word “Massachusetts” together with the name of the Trust and the year of its organization cut or engraved thereon; provided, however, that unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of such Trust.

ARTICLE 8

Execution of Papers

8.1 General. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts, and other obligations made, accepted, or endorsed by a Trust shall be executed by the President, any Vice President, the Treasurer, or by any other person who may be designated for that purpose by vote of the Trustees, and need not bear the seal of such Trust.

ARTICLE 9

Certain Provisions Relating to Meetings of Shareholders Record Dates

9.1 Execution of Proxies. The placing of a Shareholder’s name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute execution of such proxy by or on behalf of such Shareholder.

9.2 No Notice Required. Notice of a meeting of Shareholders need not be given to any Shareholder who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Shareholder.

9.3 Record Dates. For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 90 days before the date of any meeting of Shareholders or the date for the payment of any dividend or of any other distribution, as the record date for determining the Shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only Shareholders of record on such record date shall have the right notwithstanding any transfer of Shares on the books of the applicable Trust after the record date; or without fixing such record date the Trustees may for any of such purposes close the register or transfer books for all or any part of such period. Nothing in this section shall be construed as precluding the Trustees from setting different record dates for different Series or Classes.

ARTICLE 10

Amendment to the Bylaws

10.1 General. Except to the extent that the applicable Declaration of Trust or applicable law requires a vote or consent of Shareholders or a higher vote or consent by the Trustees, these Bylaws may be amended, changed, altered, or repealed, in whole or part, only by resolution of a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such Trustees.